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                                                                     EXHIBIT 3.4


                       SHARED USE NETWORK SERVICES, INC.

                             ARTICLES OF AMENDMENT

                                     TO THE

                           ARTICLES OF INCORPORATION

         Pursuant to the provisions of the Colorado Business Corporation Act, Shared Use Network Services, Inc., ("Corporation") adopts the following Articles of Amendment to its Articles of Incorporation.

FIRST: The name of the Corporation is Shared Use Network Services, Inc.

SECOND: Articles I, IV and VIII of the Corporation's Articles of Incorporation are hereby amended as follows:

A. Article I is hereby amended to read as follows:

                                   "ARTICLE I

                                      NAME

The name of the Corporation shall be Evergreen Network.com, Inc.";

B. The title and the first paragraph of Article IV are hereby amended to read as follows:

                                   "ARTICLE IV

                                     CAPITAL

The authorized capital stock of the Corporation shall be 30,000,000 shares consisting of 20,000,000 shares of common stock with a par value of $.01 per share ("Common Stock") and 10,000,000 shares of preferred stock with a par value of $.01 per share ("Preferred Stock")"; and

C. Article VIII of the Articles of Incorporation shall be amended to read as follows:

                                  "ARTICLE VIII

                               BOARD OF DIRECTORS

The affairs of the Corporation shall be governed by a Board of Directors which shall be organized and operate in accordance with the provisions of this Article.

1. The number of Directors of the Corporation which shall constitute the whole Board shall be not less than one Director. The exact number of Directors shall be fixed from time to time as provided in the bylaws of the Corporation. The Directors shall be divided into three classes, as nearly equal in number as possible, with respect to the time for which they shall severely hold office. Directors of Class A first chosen shall hold office for one year or until the first annual election following their election; Directors of Class B first chosen shall hold office for two years or until the second annual election following their election; and Directors of Class C first chosen


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shall hold office for three years or until the third annual election following their election, and in each case, until their successors to the Class of Directors whose term shall expire at that time shall be elected to hold office for a term of three years, so that the term of office of one Class of Directors shall expire in each year. Each Director elected shall hold office until his successor shall be elected and shall qualify.

2. Newly created Directorships resulting from any increases in the authorized number of Directors shall be filled by a majority vote of the remaining Directors, though less than a quorum, and the Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which a successor shall be elected and shall qualify.

3. Any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the vote of a majority of the remaining Directors, though less than a quorum, and the Directors so chosen shall serve for the unexpired term of this predecessor in office,

4. The name and address of the member of the Board of Directors who shall hold office until the next annual meeting of the shareholders of the Corporation or until their successor shall have been elected and qualified, is:

NAME                                         ADDRESS
----                                         -------
Howard E. Tooke                              3336 North 32nd Street, Suite 106
                                             Phoenix, AZ 85018

THIRD: The Amendment was duly adopted by the stockholders on April 5, 2000 by a sufficient vote of the outstanding stock of the Corporation.

Executed this 5th day of April, 2000


                                        Shared Use Network Services, Inc.

                                        By: /s/ HOWARD E. TOOKE
                                            ------------------------------------
                                                  Howard E. Tooke
                                                  President


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